Exhibit 99.1

Premier Inc. Reports Fiscal 2019 First-Quarter Results

CHARLOTTE, NC, Nov. 6, 2018 – Premier Inc. (NASDAQ: PINC) today reported financial results for the fiscal 2019 first quarter ended Sept. 30, 2018.

The company adopted new revenue recognition standard ASC 606 on July 1, 2018 using the modified retrospective approach and did not restate prior periods. Accordingly, the year-over-year comparisons in this press release compare fiscal 2019 first-quarter results under ASC 606 to fiscal 2018 first-quarter results under the previous revenue recognition standard ASC 605. A reconciliation of fiscal 2019 first-quarter results from ASC 606 to ASC 605 is provided in the tables included in this press release.

Q1 2019 Highlights:

•

GAAP net revenue increased to $401.5 million from $390.6 million a year ago; Supply Chain Services segment revenue of $315.8 million increased from $305.8 million and Performance Services segment revenue of $85.7 million increased from $84.8 million.

•	GAAP net income of $82.0 million increased from $60.6 million and diluted loss per share totaled $12.80, compared with net income of $0.30 per diluted share a year ago.

•	Non-GAAP adjusted EBITDA* increased to $138.6 million from $119.2 million a year ago.

•	Non-GAAP adjusted fully distributed net income* increased to $86.9 million, representing $0.65 per diluted share, compared with $61.7 million, or $0.44 per diluted share a year ago.

•	Premier is adjusting its full fiscal-year 2019 financial guidance ranges to reflect the impact of the new revenue recognition standard ASC 606.

* Descriptions of adjusted EBITDA, adjusted fully distributed net income and other non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations are provided in the tables at the end of this release.

“Premier delivered a successful fiscal first quarter, exceeding management’s revenue and profit growth expectations for our individual segments and for the company as a whole under the new revenue recognition standard,” said Susan DeVore, president and chief executive officer. “We delivered steady revenue growth in our Supply Chain Services and Performance Services segments, driven by our group purchasing, consulting and technology businesses.

“Our financial outlook for the year remains intact,” DeVore said. “We continue to view fiscal 2019 as a year of steady growth and are adjusting our previously issued guidance solely to reflect the impact of our adoption of the new revenue recognition standard.

Premier, Inc. FY’19 Q1 Results

“We believe Premier remains uniquely well-positioned in this evolving environment as we continue to build and expand our comprehensive total-value proposition aligned with the growing needs of our healthcare providers,” DeVore continued. “Our strong balance sheet and cash flow allow us to continue to execute our strategies as we strive to deliver lasting value for our stockholders.”

Results of Operations for the First Quarter of Fiscal 2019

Consolidated First-Quarter Financial Highlights

	Three Months Ended September 30,
(in thousands, except per share data)	2018 New revenue standard	2017 Previous revenue standard
Net Revenue (a):
Supply Chain Services:
Net administrative fees	$162,000	$150,991
Other services and support	2,344	2,149

Services	164,344	153,140
Products	151,470	152,662

Total Supply Chain Services (a)	315,814	305,802
Performance Services (a)	85,732	84,762

Total (a)	$401,546	$390,564

Net income	$81,973	$60,616
Net income (loss) attributable to stockholders	$(681,333)	$336,430
Adjusted net income (loss) (b)	$(681,333)	$42,460
Weighted average shares outstanding:
Basic	53,221	52,909
Diluted	53,221	140,046
Earnings (loss) per share attributable to stockholders:
Basic	$(12.80)	$6.36
Diluted (b)	$(12.80)	$0.30

NON-GAAP FINANCIAL MEASURES:

Adjusted EBITDA (a) (c):
Supply Chain Services	$135,403	$125,620
Performance Services	30,575	21,221

Total segment adjusted EBITDA	165,978	146,841
Corporate	(27,357)	(27,670)

Total (a)	$138,621	$119,171

Adjusted fully distributed net income (c)	$86,895	$61,713

Earnings per share on adjusted fully distributed net income - diluted (a) (c)	$0.65	$0.44

(a)	Bolded measures correspond to company guidance.
(b)

Earnings per share attributable to stockholders excludes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be dilutive. Likewise, earnings per share attributable to stockholders includes the adjustment of redeemable limited partners’ capital to redemption amount and the net income attributable to non-controlling interest in Premier LP if Class B common stock is determined to be antidilutive. The company has corrected prior period information within the current period financial statements related to a specific component used in calculating the tax effect on Premier Inc. net income for purposes of diluted earnings (loss) per share. Diluted earnings (loss) per share for the first quarter of fiscal 2018 was previously stated at $0.36 per share and has been corrected to $0.30 per share. The company believes the correction is immaterial and the amount had no impact on the company’s overall financial condition, results of operations or cash flows.

(c)	See attached supplemental financial information for reconciliation of reported GAAP results to Non-GAAP results.

Premier, Inc. FY’19 Q1 Results

For the fiscal first quarter ended Sept. 30, 2018, Premier generated GAAP net revenue of $401.5 million, an increase of $10.9 million from net revenue of $390.6 million for the same period a year ago.

GAAP net income for the fiscal first quarter was $82.0 million, compared with $60.6 million a year ago. In accordance with GAAP, fiscal 2019 and 2018 first-quarter net income attributable to stockholders included non-cash adjustments of $(708.2) million and $320.4 million, respectively, to reflect the change in the redemption value of limited partners’ Class B common unit ownership at the end of each period. These non-cash adjustments result primarily from changes in the number of Class B common shares outstanding and the company’s stock price between periods and do not reflect results of the company’s business operations. After these non-cash adjustments, the company reported a net loss attributable to stockholders of $681.3 million, compared with net income of $336.4 million for the same period a year ago. The first-quarter net loss of $12.80 per diluted share compared with net income of $0.30 per diluted share for the same period a year ago. See “Calculation of GAAP Earnings per Share” in the income statement section of this press release.

Fiscal first-quarter non-GAAP adjusted EBITDA increased to $138.6 million from $119.2 million for the same period the prior year.

Non-GAAP adjusted fully distributed net income for the fiscal first quarter of $86.9 million increased $25.2 million from $61.7 million for the same period a year ago. Adjusted fully distributed earnings per share totaled $0.65, compared with $0.44 for the same period a year ago. Adjusted fully distributed earnings per share is a non-GAAP financial measure that represents net income, adjusted for non-recurring and non-cash items, attributable to all stockholders as if all Class B stockholders exchanged their Class B common units and associated Class B common shares for Class A common shares.

Segment Results

Supply Chain Services

For the fiscal first quarter ended Sept. 30, 2018, the Supply Chain Services segment net revenue of $315.8 million increased $10.0 million from $305.8 million a year ago. Net administrative fees revenue of $162.0 million increased by $11.0 million, or 7%, from the prior year primarily driven by further contract penetration of new and existing members. Net administrative fees in the fiscal 2019 first quarter under the previous revenue recognition standard totaled $146.8 million by comparison, reflecting the impact of higher cash collections and revenue recoveries in the fiscal 2018 fourth quarter as a result of an increased focus on specific timing of cash collections under the previous revenue recognition standard.

Product revenue for the fiscal first quarter totaled $151.5 million, compared with $152.7 million a year ago. Growth in oncology and respiratory-related drug revenue, as well as sales growth in the direct sourcing business, was offset by the $12.0 million impact of revenue recognition under the new standard related primarily to the company’s 340B federal discount prescription drug program, and to a lesser extent to the direct sourcing business. More specifically, 340B revenue, as well as direct sourcing revenue associated with distributor fees, were historically recognized on a gross basis under the previous revenue recognition standard, but are now recognized on a net basis under the new revenue recognition standard.

Supply Chain Services segment non-GAAP adjusted EBITDA was $135.4 million for the fiscal 2019 first quarter, an increase of $9.8 million from $125.6 million for the same period a year ago. The difference was primarily driven by growth in net administrative fees revenue and lower selling, general and administrative expenses.

Premier, Inc. FY’19 Q1 Results

Performance Services

For the fiscal first quarter ended Sept. 30, 2018, the Performance Services segment net revenue of $85.7 million increased $0.9 million from $84.8 million for the same quarter last year, primarily driven by cost management consulting services and applied sciences, as under the new standard revenue is now recognized proportionally to when services are provided. The growth was partially offset by a decrease in license revenue for the company’s safety related technology solutions under the new standard, which shifted recognition of some licensing revenue to a point-in-time versus ratably over-the-subscription-period under the previous revenue standard. This resulted in some licensing revenue attributed to prior periods, which is reflected in accumulated deficit upon adoption of the new standard.

Performance Services segment non-GAAP adjusted EBITDA totaled $30.6 million for the fiscal 2019 first quarter, a $9.4 million increase from $21.2 million for the same quarter last year. The increase was primarily the result of higher revenue as well as diligent cost management and the continuing realization of expense savings initiatives implemented in the prior year.

Cash Flows and Liquidity

Cash provided by operating activities was $60.3 million for the fiscal first quarter ended Sept. 30, 2018, compared with $75.0 million for the same quarter last year. The decrease in cash flow from operations was primarily driven by the impact of an increase in annual incentive payments on working capital, partially offset by decreased cost of services revenue and selling, general and administrative expenses. At Sept. 30, 2018, the company’s cash and cash equivalents totaled $142.4 million, compared with $152.4 million at June 30, 2018. At Sept. 30, 2018, the company had an outstanding balance of $100.0 million on its five-year $750.0 million revolving credit facility.

Non-GAAP free cash flow for the fiscal first quarter ended Sept. 30, 2018 was $1.8 million, compared with $33.4 million for the same period a year ago. The decrease in free cash flow results from the increased working capital needs, as well as growth in our internally developed software initiatives, partially offset by a decrease in distributions to limited partners. Given the company’s fiscal year end in June and payment of certain expenses including annual incentives in the fiscal first quarter, free cash flow is generally lower in this period than in subsequent quarters of the fiscal year. Fiscal 2019 first-quarter free cash flow was further impacted by an $18.0 million tax receivable agreement payment to member owners, as timing of the payment shifted to July in the current year from June in previous years due to a change in the company’s federal tax filing deadline. The company defines free cash flow as cash provided by operating activities less quarterly tax distributions and annual TRA payments to limited partners and purchases of property and equipment (see free cash flow reconciliation to net cash provided by operating activities in the tables section of this press release).

Fiscal 2019 Outlook and Guidance

Premier is adjusting its fiscal-year 2019 financial guidance ranges to reflect the impact of the adoption of the new revenue recognition standard ASC 606. All assumptions are consistent with guidance introduced August 21, 2018 under the previous revenue recognition standard, except where they have been adjusted in accordance with the new revenue recognition standard as set forth below.

Premier, Inc. FY’19 Q1 Results

Based on the new revenue recognition standard:

•	Management continues to expect low- to mid-single-digit growth in net administrative fees revenue.

•	Products revenue growth is projected at 0% to 4%, due to a $50 million gross-to- net revenue recognition adjustment.

•

Performance Services revenue is impacted by $16.0 million, including approximately $11 million due to the impact of adoption of the new standard on the safety technology business, which resulted in licensing revenue attributed to prior periods reflected in accumulated deficit upon adoption of the new standard, and approximately $5 million due to the impact on recognition of certain third-party reseller revenue, which was historically recognized on a gross basis and is now recognized on a net basis.

•

Non-GAAP adjusted EBITDA is impacted by $9.0 million, due to the reduction in Performance Services revenue associated with safety technology license offerings, which has a corresponding impact of $0.05 on non-GAAP adjusted fully distributed earnings per share.

•	The company’s consolidated non-GAAP adjusted EBITDA margin is now expected to range from 32% to 35%, primarily as a result of the gross-to-net revenue recognition changes.

Fiscal 2019 Financial Guidance *

Premier, Inc. adjusts full-year fiscal 2019 financial guidance under ASC 606, as follows:

(in millions, except per share data)	ASC 606	Impact of ASC 606	ASC 605
Net Revenue:
Supply Chain Services segment	$1,305.0 - $1,357.0	($50.0)	$1,355.0 - $1,407.0
Performance Services segment	$350.0 - $364.0	($16.0)	$366.0 - $380.0

Total Net Revenue	$1,655.0 - $1,721.0	($66.0)	$1,721.0 - $1,787.0

Non-GAAP adjusted EBITDA	$550.0 - $572.0	($9.0)	$559.0 - $581.0

Non-GAAP adjusted fully distributed EPS	$2.55 - $2.67	($0.05)	$2.60 - $2.72

*

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted fully distributed earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted fully distributed earnings per share without unreasonable effort. This is due to two primary reasons:

•

Reasonable guidance cannot be provided for reconciling the adjustment of redeemable limited partners’ capital to redemption amount – historically the largest adjustment in the reconciliation from non-GAAP to GAAP amounts – due to the fact that the increase or decrease in this item is based on the change in the number of shares of Class B stock outstanding and change in stock price between quarters, which the company cannot predict, control or reasonably estimate.

•

Reasonable guidance cannot be provided for earnings per share attributable to stockholders because the ongoing quarterly member-owner exchange of Class B common stock and corresponding Class B units into shares of Class A common stock impacts the number of shares of Class A common stock outstanding each quarter, which the company cannot predict, control or reasonably estimate. Member owners have the right, but not the obligation, to exchange shares on a quarterly basis, and the company has the discretion to settle any exchanged shares for Class A common stock, cash, or a combination thereof, neither of which can be predicted, controlled or reasonably estimated at this time.

Conference Call

Premier management will host a conference call and live audio webcast on Tuesday, Nov. 6, 2018, at 8:00 a.m. ET, to discuss the company’s financial results. The conference call can be accessed through a link provided on the investor relations page on Premier’s website at investors.premierinc.com. Those wanting to participate by phone may do so by dialing 844.296.7719 and providing the operator with conference ID number: 4293948. International callers should dial 574.990.1041 and provide the same passcode. The company encourages callers to dial in at least five minutes before the start of the call to register. The archived webcast will be accessible on Premier’s investor relations page.

Premier, Inc. FY’19 Q1 Results

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,000 U.S. hospitals and health systems and approximately 165,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted fully distributed net income, adjusted fully distributed earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. The company believes adjusted EBITDA and segment adjusted EBITDA assist its board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results.

In addition, adjusted fully distributed net income and adjusted fully distributed earnings per share eliminate the variability of non-controlling interest as a result of member owner exchanges of Class B common stock and corresponding Class B units into shares of Class A common stock and other potentially dilutive equity transactions which are outside of management’s control. Adjusted fully distributed net income is defined as net income attributable to Premier (i) excluding income tax expense, (ii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iii) excluding the effect of non-recurring and non-cash items, (iv) assuming the exchange of all the Class B common units for shares of Class A common stock, which results in the elimination of non-controlling interest in Premier LP, and (v) reflecting an adjustment for income tax expense on non-GAAP fully distributed net income before income taxes at the company’s estimated effective income tax rate. We define adjusted fully distributed earnings per share as adjusted fully distributed net income divided by diluted weighted average shares. These measures assist our board of directors, management and investors in comparing our net income and earnings per share on a consistent basis from period to period because these measures remove non-cash and non-recurring items, and eliminate the variability of non-controlling interest that results from member owner exchanges of Class B common units into shares of Class A common stock.

EBITDA is defined as net income before interest and investment income, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets. Adjusted EBITDA is defined as EBITDA before merger and acquisition related expenses and non-recurring, non-cash or non-operating items, and including equity in net income (or loss) of unconsolidated affiliates. For all Non-GAAP

Premier, Inc. FY’19 Q1 Results

financial measures, we consider non-recurring items to be income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include certain strategic and financial restructuring expenses. Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment, excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of segment adjusted EBITDA. Adjusted EBITDA is a supplemental financial measure used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Free cash flow is defined as net cash provided by operating activities less distributions and tax receivable agreement payments to limited partners and purchases of property and equipment. Free cash flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments. Management believes free cash flow is an important measure because it represents the cash that the company generates after payment of tax distributions to limited partners and capital investment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2018.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to expected financial performance, the impact of the new revenue recognition standards, growth trends and market uncertainty in our Supply Chain and Performance Services business segments and their respective business units, the impact of regulatory uncertainty and our ability to manage through these issues and the evolving environment, and the statements related to fiscal 2019 outlook and guidance and the assumptions underlying such guidance, are “forward-looking statements” within the meaning of the

Premier, Inc. FY’19 Q1 Results

Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2018 as well as the Form 10-Q for the quarter ended September 30, 2018, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Contacts
Investor Relations contact:	Media contact:
Jim Storey	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.5958	202.897.8004
jim_storey@premierinc.com	morgan_guthrie@premierinc.com

(Tables Follow)

Premier, Inc. FY’19 Q1 Results

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2018 New revenue standard	2018 Impact of new revenue standard	2018 Previous revenue standard	2017 Previous revenue standard
Net revenue:
Net administrative fees	$162,000	$15,184	$146,816	$150,991
Other services and support	88,076	5,379	82,697	86,911

Services	250,076	20,563	229,513	237,902
Products	151,470	(11,962)	163,432	152,662

Net revenue	401,546	8,601	392,945	390,564
Cost of revenue:
Services	43,372	(1,933)	45,305	46,936
Products	145,621	(11,371)	156,992	144,440

Cost of revenue	188,993	(13,304)	202,297	191,376

Gross profit	212,553	21,905	190,648	199,188
Operating expenses:
Selling, general and administrative	105,870	(1,111)	106,981	114,321
Research and development	340	—	340	489
Amortization of purchased intangible assets	13,638	—	13,638	13,898

Operating expenses	119,848	(1,111)	120,959	128,708

Operating income	92,705	23,016	69,689	70,480

Equity in net income (loss) of unconsolidated affiliates	2,690	—	2,690	4,252
Interest and investment loss, net	(688)	—	(688)	(1,495)
Loss on disposal of long-lived assets	—	—	—	(1,320)
Other income (expense)	(1,941)	—	(1,941)	1,463

Other income (expense), net	61	—	61	2,900

Income before income taxes	92,766	23,016	69,750	73,380
Income tax expense	10,793	1,759	9,034	12,764

Net income	81,973	21,257	60,716	60,616
Net income attributable to non-controlling interest in Premier LP	(55,113)	(13,373)	(41,740)	(44,610)
Adjustment of redeemable limited partners’ capital to redemption amount	(708,193)	10,572	(718,765)	320,424

Net income (loss) attributable to stockholders	$(681,333)	$18,456	$(699,789)	$336,430

Calculation of GAAP Earnings (Loss) per Share

Numerator for basic earnings (loss) per share:
Net income (loss) attributable to stockholders	$(681,333)	$18,456	$(699,789)	$336,430

Numerator for diluted earnings (loss) per share:
Net income (loss) attributable to stockholders	$(681,333)	$18,456	$(699,789)	$336,430
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	(320,424)
Net income attributable to non-controlling interest in Premier LP	—	—	—	44,610

Net income (loss)	(681,333)	18,456	(699,789)	60,616
Tax effect on Premier, Inc. net income	—	—	—	(18,156)

Adjusted net income (loss)	$(681,333)	$18,456	$(699,789)	$42,460

Denominator for basic earnings (loss) per share:
Weighted average shares	53,221	—	53,221	52,909

Denominator for diluted earnings (loss) per share:
Weighted average shares	53,221	—	53,221	52,909
Effect of dilutive stock based awards	—	—	—	655
Class B shares outstanding	—	—	—	86,482

Weighted average shares and assumed conversions	53,221	—	53,221	140,046

Basic earnings (loss) per share	$(12.80)	$0.35	$(13.15)	$6.36
Diluted earnings (loss) per share (1)	$(12.80)	$0.35	$(13.15)	$0.30

(1)

The company has corrected prior period information within the current period financial statements related to a specific component used in calculating the tax effect on Premier Inc. net income for purposes of diluted earnings (loss) per share. Diluted earnings (loss) per share for the first quarter of fiscal 2018 was previously stated at $0.36 per share and has been corrected to $0.30 per share. The company believes the correction is immaterial and the amount had no impact on the company’s overall financial condition, results of operations or cash flows.

Premier, Inc. FY’19 Q1 Results

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30, 2018 New revenue standard	September 30, 2018 Impact of new revenue standard	September 30, 2018 Previous revenue standard	June 30, 2018 Previous revenue standard
Assets
Cash and cash equivalents	$142,422	$—	$142,422	$152,386
Accounts receivable (net of $4,867 and $1,841 allowance for doubtful accounts, respectively)	182,254	(8,381)	190,635	185,874
Contract assets	202,961	202,961	—	—
Inventory	68,236	—	68,236	66,139
Prepaid expenses and other current assets	29,675	(813)	30,488	23,325
Due from related parties	654	—	654	894

Total current assets	626,202	193,767	432,435	428,618
Property and equipment (net of $318,098 and $297,591 accumulated depreciation, respectively)	211,248	—	211,248	206,693
Intangible assets (net of $167,273 and $153,635 accumulated amortization, respectively)	308,477	—	308,477	322,115
Goodwill	906,545	—	906,545	906,545
Deferred income tax assets	301,267	(6,177)	307,444	305,624
Deferred compensation plan assets	43,343	—	43,343	44,577
Investments in unconsolidated affiliates	96,743	—	96,743	94,053
Other assets	22,727	15,248	7,479	3,991

Total assets	$2,516,552	$202,838	$2,313,714	$2,312,216

Liabilities, redeemable limited partners’ capital and stockholders’ deficit
Accounts payable	$53,452	$—	$53,452	$60,130
Accrued expenses	87,366	—	87,366	64,257
Revenue share obligations	119,578	50,448	69,130	78,999
Limited partners’ distribution payable	14,993	2,801	12,192	15,465
Accrued compensation and benefits	33,146	—	33,146	64,112
Deferred revenue	34,259	(1,604)	35,863	39,785
Current portion of tax receivable agreements	18,217	—	18,217	17,925
Current portion of long-term debt	101,771	—	101,771	100,250
Other liabilities	7,050	1,233	5,817	7,959

Total current liabilities	469,832	52,878	416,954	448,882
Long-term debt, less current portion	5,447	—	5,447	6,962
Tax receivable agreements, less current portion	225,090	—	225,090	237,176
Deferred compensation plan obligations	43,343	—	43,343	44,577
Deferred tax liabilities	21,950	4,240	17,710	17,569
Other liabilities	68,083	—	68,083	63,704

Total liabilities	833,745	57,118	776,627	818,870

Redeemable limited partners’ capital	3,638,624	—	3,638,624	2,920,410
Stockholders’ deficit:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 58,077,840 shares issued and 53,790,369 shares outstanding at September 30, 2018 and 57,530,733 shares issued and 52,761,177 shares outstanding at June 30, 2018	580	—	580	575
Class B common stock, $0.000001 par value, 600,000,000 shares authorized; 79,519,233 and 80,335,701 shares issued and outstanding at September 30, 2018 and June 30, 2018, respectively	—	—	—	—

Treasury stock, at cost; 4,287,471 and 4,769,556 shares, respectively	(136,397)	—	(136,397)	(150,058)
Additional paid-in-capital	—	—	—	—
Accumulated deficit	(1,820,000)	145,720	(1,965,720)	(1,277,581)

Total stockholders’ deficit	(1,955,817)	145,720	(2,101,537)	(1,427,064)

Total liabilities, redeemable limited partners’ capital and stockholders’ deficit	$2,516,552	$202,838	$2,313,714	$2,312,216

Premier, Inc. FY’19 Q1 Results

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2018 New revenue standard	2018 Impact of new revenue standard	2018 Previous revenue standard	2017 Previous revenue standard
Operating activities
Net income	$81,973	$21,257	$60,716	$60,616
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,145	—	34,145	30,405
Equity in net income of unconsolidated affiliates	(2,690)	—	(2,690)	(4,252)
Deferred income taxes	4,588	(290)	4,878	8,298
Stock-based compensation	6,195	—	6,195	8,815
Loss on disposal of long-lived assets	—	—	—	1,320
Changes in operating assets and liabilities:
Accounts receivable, contract assets, prepaid expenses and other current assets	(41,427)	(29,503)	(11,924)	(8,748)
Other assets	(2,235)	144	(2,379)	1,379
Inventories	(2,097)	—	(2,097)	(7,178)
Accounts payable, accrued expenses, deferred revenue and other current liabilities	(21,776)	8,392	(30,168)	(21,933)
Long-term liabilities	(14)	—	(14)	(111)
Loss on FFF put and call rights	3,283	—	3,283	20
Other operating activities	382	—	382	6,402

Net cash provided by operating activities	60,327	—	60,327	75,033

Investing activities
Purchases of property and equipment	(25,062)	—	(25,062)	(16,646)

Net cash used in investing activities	(25,062)	—	(25,062)	(16,646)

Financing activities
Payments made on notes payable	—	—	—	(4,974)
Payments on credit facility	—	—	—	(50,000)
Proceeds from exercise of stock options under equity incentive plan	7,472	—	7,472	2,652
Repurchase of vested restricted units for employee tax-withholding	(6,948)	—	(6,948)	(5,729)
Distributions to limited partners of Premier LP	(15,465)	—	(15,465)	(24,951)
Payments to limited partners of Premier LP related to tax receivable agreements	(17,975)	—	(17,975)	—
Repurchase of Class A common stock (held as treasury stock)	(12,313)	—	(12,313)	—

Net cash used in financing activities	(45,229)	—	(45,229)	(83,002)

Net decrease in cash and cash equivalents	(9,964)	—	(9,964)	(24,615)
Cash and cash equivalents at beginning of year	152,386	—	152,386	156,735

Cash and cash equivalents at end of period	$142,422	$—	$142,422	$132,120

Premier, Inc. FY’19 Q1 Results

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2018	2017
Net cash provided by operating activities	$60,327	$75,033
Purchases of property and equipment	(25,062)	(16,646)
Distributions to limited partners of Premier LP	(15,465)	(24,951)
Payments to limited partners under tax receivable agreements *	(17,975)	—

Non-GAAP Free Cash Flow	$1,825	$33,436

*

The timing of the annual tax receivable agreement payments has shifted to July from June due to the change in the company’s federal tax filing deadline. As a result, Premier did not make a tax receivable agreement payment in fiscal 2018, but made the payment in July and will make future annual payments in July.

Premier, Inc. FY’19 Q1 Results

Supplemental Financial Information

Reconciliation of Net Income to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Non-GAAP Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2018 New revenue standard	2018 Impact of new revenue standard	2018 Previous revenue standard	2017 Previous revenue standard
Net income	$81,973	$21,257	$60,716	$60,616
Interest and investment loss, net	688	—	688	1,495
Income tax expense	10,793	1,759	9,034	12,764
Depreciation and amortization	20,507	—	20,507	16,507
Amortization of purchased intangible assets	13,638	—	13,638	13,898
EBITDA	127,599	23,016	104,583	105,280
Stock-based compensation	6,337	—	6,337	8,957
Acquisition related expenses	409	—	409	3,099
ERP implementation expenses	326	—	326	335
Loss on disposal of long-lived assets	—	—	—	1,320
Loss on FFF put and call rights	3,283	—	3,283	20
Other expense	667	—	667	160
Adjusted EBITDA	$138,621	$23,016	$115,605	$119,171

Income before income taxes	$92,766	$23,016	$69,750	$73,380
Equity in net loss (income) of unconsolidated affiliates	(2,690)	—	(2,690)	(4,252)
Interest and investment loss, net	688	—	688	1,495
Loss on disposal of long-lived assets	—	—	—	1,320
Other expense (income)	1,941	—	1,941	(1,463)
Operating income	92,705	23,016	69,689	70,480
Depreciation and amortization	20,507	—	20,507	16,507
Amortization of purchased intangible assets	13,638	—	13,638	13,898
Stock-based compensation	6,337	—	6,337	8,957
Acquisition related expenses	409	—	409	3,099
ERP implementation expenses	326	—	326	335
Equity in net income (loss) of unconsolidated affiliates	2,690	—	2,690	4,252
Deferred compensation plan income	1,336	—	1,336	1,539
Other expense	673	—	673	104
Adjusted EBITDA	$138,621	$23,016	$115,605	$119,171

Segment Adjusted EBITDA:
Supply Chain Services	$135,403	$15,599	$119,804	$125,620
Performance Services	30,575	7,417	23,158	21,221
Corporate	(27,357)	—	(27,357)	(27,670)
Adjusted EBITDA	$138,621	$23,016	$115,605	$119,171

Net income (loss) attributable to stockholders	$(681,333)	$18,456	$(699,789)	$336,430
Adjustment of redeemable limited partners’ capital to redemption amount	708,193	(10,572)	718,765	(320,424)
Net income attributable to non-controlling interest in Premier LP	55,113	13,373	41,740	44,610
Income tax expense	10,793	1,759	9,034	12,764
Amortization of purchased intangible assets	13,638	—	13,638	13,898
Stock-based compensation	6,337	—	6,337	8,957
Acquisition related expenses	409	—	409	3,099
ERP implementation expenses	326	—	326	335
Loss on disposal of long-lived assets	—	—	—	1,320
Loss on FFF put and call rights	3,283	—	3,283	20
Other expense	667	—	667	160
Non-GAAP adjusted fully distributed income before income taxes	117,426	23,016	94,410	101,169
Income tax expense on fully distributed income before income taxes	30,531	5,984	24,547	39,456
Non-GAAP Adjusted Fully Distributed Net Income	$86,895	$17,032	$69,863	$61,713

Premier, Inc. FY’19 Q1 Results

Reconciliation of GAAP EPS to Non-GAAP EPS on Adjusted Fully Distributed Net Income

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,
	2018 New revenue standard	2018 Impact of new revenue standard	2018 Previous revenue standard	2017 Previous revenue standard
Net income (loss) attributable to stockholders	$(681,333)	$18,456	$(699,789)	$336,430
Adjustment of redeemable limited partners’ capital to redemption amount	708,193	(10,572)	718,765	(320,424)
Net income attributable to non-controlling interest in Premier LP	55,113	13,373	41,740	44,610
Income tax expense	10,793	1,759	9,034	12,764
Amortization of purchased intangible assets	13,638	—	13,638	13,898
Stock-based compensation	6,337	—	6,337	8,957
Acquisition related expenses	409	—	409	3,099
ERP implementation expenses	326	—	326	335
Loss on disposal of long-lived assets	—	—	—	1,320
Loss on FFF put and call rights	3,283	—	3,283	20
Other expense	667	—	667	160
Non-GAAP adjusted fully distributed income before income taxes	117,426	23,016	94,410	101,169
Income tax expense on fully distributed income before income taxes	30,531	5,984	24,547	39,456
Non-GAAP Adjusted Fully Distributed Net Income	$86,895	$17,032	$69,863	$61,713

Weighted Average:
Common shares used for basic and diluted earnings (loss) per share	53,221	—	53,221	52,909
Potentially dilutive shares	1,067	—	1,067	655
Conversion of Class B common units	79,794	—	79,794	86,482
Weighted average fully distributed shares outstanding - diluted	134,082	—	134,082	140,046

GAAP earnings (loss) per share	$(12.80)	$0.35	$(13.15)	$6.36
Adjustment of redeemable limited partners’ capital to redemption amount	13.31	(0.20)	13.51	(6.05)
Net income attributable to non-controlling interest in Premier LP	1.04	0.26	0.78	0.84
Income tax expense	0.20	0.03	0.17	0.24
Amortization of purchased intangible assets	0.26	—	0.26	0.26
Stock-based compensation	0.12	—	0.12	0.17
Acquisition related expenses	0.01	—	0.01	0.06
ERP implementation expenses	0.01	—	0.01	0.01
Loss on disposal of long-lived assets	—	—	—	0.02
Loss on FFF put and call rights	0.06	—	0.06	—
Other expense	0.01	—	0.01	—
Impact of corporation taxes	(0.57)	(0.11)	(0.46)	(0.74)
Impact of dilutive shares	(1.00)	(0.20)	(0.80)	(0.73)
Non-GAAP EPS on Adjusted Fully Distributed Net Income	$0.65	$0.13	$0.52	$0.44

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